For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960

Release Date: May 30, 2024
For Immediate Release

HOME BANCORP ADDS MARK C. HERPIN AS CHIEF OPERATIONS OFFICER

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), is pleased to announce the addition of veteran banking professional, Mark C. Herpin to its executive management team as Senior Executive Vice President and Chief Operations Officer.

Herpin joins the company with over 20 years of banking experience in various senior leadership positions including technology, finance, and mergers and acquisitions with First Horizon (IBERIABANK) where he most recently served as Senior Vice President and Director of Strategic Data Solutions.

“We are excited to welcome Mark to the Home Bank team,” states John Bordelon, President and Chief Executive Officer for Home Bank. “A unique aspect of his success is the combination of his tremendous leadership ability and incredible banking knowledge. Mark’s depth of experience includes technology implementation and support, data analytics, enterprise data strategy, data governance and data management.”

During his time at First Horizon (IBERIABANK), Herpin also served as Deputy Chief Information Officer, Director of Enterprise Data Management, Director of Business Intelligence, and Financial Planning Manager.

Herpin earned an MBA from the University of Louisiana at Lafayette and his undergraduate degree from Louisiana State University. He is a Certified Public Accountant, Certified Information Technology Professional, Certified Global Management Accountant, and Lean Six Sigma Black Belt. Herpin is active in the community, where he serves as board chair for the Episcopal School of Acadiana and is a board member of the Lafayette-Acadiana chapter of Legatus. He is a past board member of the United Way of Acadiana, Acadiana Chapter of LCPAs, and the Chitimacha Louisiana Open.

About Home Bank, N.A.

Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish and is headquartered in Lafayette, Louisiana. We have expanded to serve markets in South Louisiana, Natchez, Mississippi, and the Greater Houston area, which also offers a Commercial Banking Office in North Houston.

Personal banking has always been Home Bank’s trademark, and that tradition continues as we grow, invest, and serve our customers and community. For more information about Home Bank, visit www.home24bank.com.